EXHIBIT 99.2


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Q2 2020 speech
Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q2 2020.

Prior to addressing our financials, I'd like to talk about our corporate condition and product lines along with what, in our opinion might occur over the next two quarters.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Therefore, we are considered essential services and are likely to remain so if restrictions are reinstated. Production and sales are continuing to meet customer orders. We continued to shrink our inventory and increase our cash position in Q2 by ordering less inventory than we consumed. This tactic has been successful and we feel that we now have the right level of inventory to suit the risks of covid while still having the ability to service our customers.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward reducing nitrogen loss through leaching and evaporation.


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ENP, the October 2018 acquisition:  ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture - two very distinct markets. The strong quarters for ENP are 2 and 3 to match the US spring and summer. Q1 2020 was stronger than the year earlier period and Q2 repeated the feat. ENP expects moderate growth in the second half 2020 with the caution that Q4 early buy orders could be affected if the virus causes customers to keep inventory very low.

Effect of the LLC investment announced in January 2019: This investment was profitable, as usual. The company we invested in sold more in Q2 2020 than it did in Q2 2019. The Company is focused on international sales into multiple countries all of which are facing different covid issues and responding in varied ways. The large number of variables prevents any useful prediction for second half 2020 other than results similar to 2019.

Q3 2020 and the rest of the year

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use had peak uptake in Q1 and Q2 with Q2 showing quite strongly. Early buy orders in Q4 could be reduced if our customers decide to use just in time strategies.

Oil, gas and industrial sales of TPA are expected to be flat or mildly down in Q3 compared to the previous year while predictions regarding Q4 are not possible under the circumstances. Like agriculture, our sales to cleaning products and water treatment are considered essential leaving only O&G as a market vertical at significant risk. The risk in O&G is not permanent loss of business, rather, it is the possibility of some wells shutting down for maintenance while oil prices are low.

Tariffs: Since Sept 30th 2018, many of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we are applying for the export rebates available to recover the tariffs. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates are very complicated to apply for and can take many months to arrive. The total dollar amount due back to us has become significant and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. In my last speech I expressed comfort that we would begin to see rebates in Q2 or early in Q3. I based this on the fact that we filed our template and request for our first rebate in mid-May. As of Aug 14, there has been no response from the government except an excuse that "employees are not in the office". Because there is a 30 day payment delay even after approval, we no longer expect rebates in Q3.


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Highlights of the financial results:

Sales for the quarter increased 14% to $7.71 million, compared with $6.77 million for Q2 2019. The result is a gain of 1.13 MM or 9 cents per share in the 2020 period, compared to a loss of 28 thousand or 0 cents per share, in 2019. We attribute the improvement to A] increased sales, B] reduced expenses, C] better product mix and D] no repeat of the bad debt recognized in Q2 2019. Working capital is adequate for all our purposes and is increasing during 2020 as we book retained profit from sales. Effort will be made to minimize inventory and accounts receivable while increasing cash until the effects of the virus become more predictable. We also have a line of credit with BMO Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital. The purchase of ENP in 2018 was funded by a term loan from Harris bank and a $1 MM convertible debenture taken by the seller. One half the debenture was converted to 200,000 FSI shares in 2019 while the remaining 500,000 was retired for cash in Q2. The term loan is approaching half repayment. The LLC investment in January 2019 was made with cash on hand provided by FSL, our Canadian operating company.

The text of this speech will be available as an 8K filing on www.sec.gov by Monday, August 17th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.
Thank you, the floor is open for questions.